Exhibit 10.1

CONSULTING AND GENERAL RELEASE AGREEMENT

This CONSULTING AND GENERAL RELEASE AGREEMENT (the “Consulting Agreement”) is made and entered into between Quintiles Transnational Corp. (the “Company”) and Michael Mortimer (the “Executive” or “Consultant” or “Executive/Consultant”). Throughout the remainder of the Consulting Agreement, the Company and Executive or Consultant may be collectively referred to as “the parties.”

Executive is currently employed under an Executive Employment Agreement with the Company, dated June 1, 2003, as amended on January 9, 2004 and December 30, 2008 (the “Employment Agreement”), and currently serves as its Executive Vice President, Human Resources and Corporate Administration. Executive is resigning from his officer position as Executive Vice President, Human Resources and Corporate Administration, effective immediately, and from his employment as of June 30, 2014. The Company wishes to retain Executive’s services following his resignation, and the parties have agreed to the terms for a consulting arrangement, as set forth herein, which shall continue until December 31, 2014. The parties agree that, for all purposes, the Executive shall be deemed to have retired from the Company as of December 31, 2014. The parties have negotiated the terms of Executive’s termination from employment and of the consulting arrangement, and have agreed upon acceptable terms as described herein.

Executive represents that he has carefully read this entire Consulting Agreement, understands its consequences, and voluntarily enters into it.

In consideration of the above and the mutual promises set forth below, the Executive and the Company agree as follows:

1. RESIGNATION, SEPARATION AND RETIREMENT. Executive herby resigns from all officer positions with the Company and its subsidiaries and affiliates (including Quintiles Transnational Holdings Inc.), effective immediately, and from his employment with the Company, as of June 30, 2014 (“Employment Termination Date”). Until the Employment Termination Date, Executive shall perform such duties and special projects as he is assigned by the Company (provided that such duties and special projects are reasonably related to his former position as Executive Vice President, Human Resources and Corporate Administration), and Executive shall be paid and receive all of his regular existing compensation and benefits through such date (including but not limited to reimbursement for all business expenses incurred on or prior to the Employment Termination Date). Executive acknowledges and agrees that he will not receive the severance pay and benefits set forth in Sections 5.2 and 5.3 of the Employment Agreement, and the parties acknowledge and agree that, for all purposes, the Executive shall be deemed to have retired from the Company as of December 31, 2014.

2. POST TERMINATION BONUS AND BENEFITS.

(a) Bonus. The Company shall pay Executive in lump sum $350,000 as a bonus for the 2014 performance year, less applicable withholdings; provided, however, that if the Company does not pay out to other participants in the Management Incentive Plan (“MIP”) at least 100% of the MIP bonus pool for 2014, then the amount due Executive under this Section 2 shall be reduced by the same percentage that the Company’s payout of the MIP bonus pool is below 100%. Such payment shall be made in 2015 on the same date as the other senior executives participating in the MIP receive their bonus payment for 2014, but in no event shall such payment be made after February 28, 2015, provided that the releases of claims set forth in Section 7 of this Consulting Agreement are effective and no longer subject to revocation.

(b) Benefits. After the Employment Termination Date, except as provided in Sections 2(a), 3(b) and 3(d), Executive shall not be entitled to disability, accidental death or any other employee benefits, and shall not be a participant in the Company’s 401(k) Plan (the “401(k) Plan”) or any other plan of any type. For the avoidance of doubt, Executive will not be eligible to contribute to his 401(k) plan from any post termination payments under this Section 2 or from the Consulting Fee under Section 3, nor receive matching funds from the Company’s related policies. Nothing in this Consulting Agreement, however, shall be deemed to limit Executive’s continuation coverage rights under COBRA or Executive’s vested rights, if any, under the 401(k) Plan or other plans, and the terms of those plans shall govern.

3. CONSULTING SERVICES, CONSULTING TERM.

(a) Term and Nature of Services. Beginning on the Employment Termination Date and continuing through December 31, 2014 (the “Consulting Term”), Executive/Consultant shall provide advice and consultation as reasonably requested by the Company in connection with Executive/Consultant’s knowledge, expertise and areas of prior responsibility for the Company (hereafter, the “Consulting Arrangement”), including without limitation, advising the EMEA board, assisting in any employment related litigation and consulting with the compensation committee of the board of directors on various matters. Executive/Consultant shall be available to provide consulting services at such times and in such amount as requested by the Company, provided that the consulting services shall be performable by Executive/Consultant at reasonable times, by telephone or email, and in a manner that will not conflict with Executive’s/Consultant’s personal or business obligations. The Company also hereby indemnifies Executive/Consultant, with respect to his provision of the consulting services, to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) and in the same manner as would be required pursuant to Section 11 of the Employment Agreement had Executive/Consultant remained employed by the Company during the Consulting Term.

(b) Consulting Fee. The Company shall pay Executive/Consultant a Consulting Fee as follows: (i) from July 1, 2014, until December 31, 2014, the Company shall pay Executive/Consultant $50,000 per month, regardless of the number of hours spent by Executive/Consultant on such consulting services, paid in monthly installments, and the Company shall reimburse Executive/Consultant for all expenses incurred by Consultant in connection with the performance of the consulting services; and (ii) from the Employment Termination Date through December 31, 2014, the Company shall continue to provide Executive/Consultant with benefits equivalent to those to which he had received or would have been entitled under the Company’s expatriate benefit package, including continued coverage of the Company’s attributed income (including but not limited to salary and consulting payments made by the Company to or on behalf of Executive/Consultant) under the Company’s tax equalization policy (personal income is excluded) and the benefit of any applicable foreign tax credits, had Executive/Consultant remained employed provided that in lieu of any relocation expenses or benefits related to any relocation back to the United States provided for in such package, the Company shall pay to Executive/Consultant, on or before December 31, 2014 (and regardless of whether Executive/Consultant relocates prior to such date), a lump sum payment of $600,000; such expatriate benefits (including, but not limited to, the lump sum payment provided in lieu of relocation expenses or benefits) shall be grossed-up for income taxes consistent with prior practices to put the Executive in the same after-tax position as had such benefits and payments not constituted taxable income, and all of the Company’s attributed income (including but not limited to salary and consulting payments made by the Company to or on behalf of Executive/Consultant) shall be subject to tax equalization consistent with prior practices, and Executive/Consultant shall also have the benefit of any applicable foreign tax credits. The Company shall provide Executive/Consultant with tax preparation services for both the United States and the United Kingdom returns, as well as any applicable state and local tax returns, related to the provision of expatriate services for the 2014 and 2015 tax years, and Executive/Consultant shall cooperate in good faith to reconcile all applicable payments and credits in accordance with past practices. The Company shall also continue to provide medical, dental and vision insurance coverage to Executive/Consultant during the Consulting Term to the same extent that the Executive would be entitled if his employment continued through the Consulting Term (including dependent coverage), at the Company’s expense, provided that such benefits shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for all income tax purposes; provided further, however, that, if such benefits would otherwise be includible in the Executive’s income for federal income tax purposes, the Executive shall instead pay the full monthly premiums for continuation of such benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (on an after-tax basis), and the Company shall pay to Executive an additional taxable amount equal to 200% of such monthly COBRA premiums paid by Executive, each such amount to be paid to Executive no later than the 15th day of each calendar month beginning with the first calendar month following the calendar month that includes the Employment Termination Date and continuing through the sixth calendar month following the calendar month that includes the Employment Termination Date. In the event of the death of the Executive, all payments payable hereunder, except for the payment due under Section 3(b)(i), shall become payable to the Executive’s estate on the same schedule as otherwise due to Executive/Consultant.

(c) Independent Contractor Status. The parties hereby acknowledge and agree that Executive/Consultant’s consulting services for the Company under this Consulting Arrangement shall be provided strictly as an independent contractor. Nothing in this Consulting Agreement shall be construed to render him an employee, co-venturer, agent, or other representative of the Company during the Consulting Term. Executive/Consultant understands that he must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes. The Company shall not be required to withhold from the consulting fee any state or federal income taxes or to make payments for Social Security (“FICA”) tax, unemployment insurance, or any other payroll taxes. The Company shall not be responsible for, and shall not obtain, worker’s compensation, disability benefits insurance, or unemployment security insurance coverage for Executive/Consultant. Executive/Consultant is not eligible for, nor entitled to, and shall not participate in, any of the Company’s benefit plans (except as set forth in Sections 2(a), 2(c), 3(b) or 3(d)). Consistent with his duties and obligations under this Consulting Agreement, Executive/Consultant shall, at all times, maintain sole and exclusive control over the manner and method by which he performs his consulting services.

(d) Stock Options. For the avoidance of doubt, the parties acknowledge and agree that Executive/Consultant and the Company will continue to have a service relationship during the Consulting Term for purposes of the Company’s stock and option plans and programs, and Executive/Consultant’s stock and option agreements, and that no termination or pending termination of the exercise period for any stock options is triggered by the Employment Termination Date in light of the continuing service relationship. The parties intend that Executive/Consultant’s separation from service at the end of the Consulting Term will be considered a retirement under the Company’s stock and options plans and programs, and Executive/Consultant’s stock and option agreements, and that Executive shall be treated for such purposes as if his employment had continued through the end of the Consulting Term for all purposes thereunder (including, without limitation, vesting). The Company confirms that the “Committee” (as defined in the Company’s stock and options plans) has approved Executive’s retirement as of December 31, 2014 for all purposes. For the avoidance of doubt, the parties agree that the tranche of options scheduled to vest in August 2014 shall continue to vest notwithstanding the termination of Executive’s employment on the Employment Termination Date. In the event of a conflict between the terms of this Consulting Agreement, including this Section 3(d), and any of the Company’s stock and options plans and programs, and Executive/Consultant’s stock and option agreements, the terms of this Consulting Agreement shall control.

4. ADEQUACY OF CONSIDERATION. Executive/Consultant acknowledges that the benefits available to him under this Consulting Agreement are significant, are of greater value than the benefits to which he would be entitled to receive if he did not sign this Consulting Agreement, and constitute adequate consideration for the releases of claims, under Sections 7(a) and 8 of this Consulting Agreement, and under the Supplemental General Release Agreement under Section 7(b) (to be executed on or within fifteen (15) days after the expiration of the Consulting Term, provided that the Company shall provide another copy of the Supplemental General Release Agreement to Executive upon the expiration of the Consulting Term and request that he sign as provided herein).

5. EMPLOYMENT AGREEMENT. Executive/Consultant acknowledges and agrees that this Consulting Agreement provides him with more benefits than those to which he would be entitled under the Employment Agreement, and agrees that the Employment Agreement is hereby terminated, except that Executive/Consultant acknowledges and agrees that: (i) Sections 6.1, 6.2, 6.3, 7 through 9 and 11 through 19 of the Employment Agreement shall survive such termination, as modified by this Section 5; (ii) Section 6.1 of the Employment Agreement will continue to apply to information obtained by Executive/Consultant during the Consulting Term; and (iii) the terms of Section 6.3 (Competitive Business Activities) of the Employment Agreement shall be modified to extend for the two (2) year period following the

Employment Termination Date, provided further that that Section 6.3(A)(iii) shall apply only with respect to persons who had been employed by the Company or its Affiliates during the 12 months preceding the Employment Termination Date. The Company acknowledges and agrees that (i) Sections 3.5 and 11 of the Employment Agreement shall survive termination of the Employment Agreement (and, with respect to Section 11, for the avoidance of doubt, the Executive shall continue to be entitled to insurance under the Company’s directors’ and officers’ indemnification policies with respect to his prior services as an officer or director comparable to the coverage that applies to other senior executives who serve at the level Executive/Consultant served, and (ii) without violating Section 6.3 of the Employment Agreement, (aa) the Executive/Consultant may serve as an officer, director, stockholder, partner, associate, owner, employee, consultant of or to, or otherwise provide services to or on behalf of, an investment management company or one or more of its affiliates, which, among other things, will engage in the healthcare investment business, and (bb) the Executive/Consultant may also serve as a director or advisor of or to, or otherwise provide services to, one or more portfolio companies invested in by such investment management company or its affiliates; provided such portfolio company or its affiliates shall not materially compete with the Company, or one of its affiliates with whom Executive /Consultant had significant responsibility, in the contract research organization business (including real-world and late phase research) or in the contract sales organization business.

6. COMPANY PROPERTY. Upon the expiration of the Consulting Term as provided in Section 3(a), Executive/Consultant shall: (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to trade secrets or confidential information, including all copies thereof, which are in his possession, custody or control; (ii) deliver to the Company all Company property (including, but not limited to, keys, credit cards, computers, client files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company customer or client or potential prospect to purchase some or all of the Company’s assets, or Company business or business methods, including all copies thereof) which is in his possession, custody or control and (iii) prior to the Employment Termination Date, and if necessary during the Consulting Term, fully cooperate with the Company in winding up his work and transferring that work to other individuals designated by the Company.

7. RELEASE.

(a) CURRENT RELEASE. In consideration of the benefits conferred by this CONSULTING AGREEMENT, EXECUTIVE/CONSULTANT(ON BEHALF OF HIMSELF, HIS FAMILY MEMBERS, HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND ITS AND/OR THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EXECUTIVES, OWNERS, INVESTORS, SHAREHOLDERS, ADMINISTRATORS, BUSINESS UNITS, EXECUTIVE/CONSULTANT BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (“RELEASEES”) FROM ALL CLAIMS

AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE IN EACH CASE RELATING TO HIS EMPLOYMENT WITH THE COMPANY, OR HIS SEPARATION THEREFROM arising before the execution of this Consulting Agreement by Executive, including but not limited to claims for: (i) discrimination, harassment or retaliation arising under any federal, state or local laws, or the equivalent applicable laws of a foreign country, prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, and the Older Worker Benefit Protection Act of 1990 (OWBPA)), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, the Family and Medical Leave Act, as amended (FMLA), harassment or retaliation for protected activity; (ii) for compensation, commission payments, bonus payments and/or benefits including but not limited to claims under the Fair Labor Standards Act of 1938 (FLSA), as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Family and Medical Leave Act, as amended (FMLA), and similar federal, state, and local laws, or the applicable laws of any foreign country; (iii) under federal, state or local law, or the applicable laws of any foreign country, of any nature whatsoever, including but not limited to constitutional, statutory; and common law; and (iv) attorneys’ fees. Executive/Consultant specifically waives his right to bring or participate in any class or collective action against the Company. Provided, however, that this release does not apply to claims by Executive/Consultant: (aa) for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (bb) for vested pension or retirement benefits including under the Company’s 401(k) plan; (cc) to continuation coverage under COBRA, or equivalent applicable law; (dd) to rights he may have to indemnification by the Company pursuant to the Company’s bylaws, articles of incorporation, insurance policies, this Consulting Agreement, Section 11 of the Employment Agreement (which Section, for the avoidance of doubt, remains in full force and effect) or under applicable law; (ee) to rights arising out of his ownership of stock or options in the Company or its affiliates; (ff) to rights that cannot lawfully be released by a private settlement agreement; (gg) to claims or rights that arise or accrue after Executive’s execution of this Consulting Agreement; or (hh) to enforce, or for a breach of, this Consulting Agreement (the “Reserved Claims”). For the purpose of implementing a full and complete release and discharge, Executive/Consultant expressly acknowledges that this Consulting Agreement is intended to include in its effect, without limitation, all claims which he does not know or suspect to exist in his favor at the time of execution hereof, and that this Consulting Agreement contemplated the extinguishment of any such claim or claims.

(b) SUPPLEMENTAL GENERAL RELEASE. Executive/Consultant agrees that he will execute the Supplemental General Release Agreement, attached hereto as Exhibit A, no earlier than the December 31, 2014, the date on which the Consulting Term expires under Section 3(a), and no later than fifteen (15) days after the expiration of such Term.

8. COVENANT NOT TO SUE. In consideration of the benefits offered to Executive, Executive/Consultant will not sue Releasees on any of the released claims or on any matters relating to his employment arising before the execution of this Consulting Agreement other than with respect to the Reserved Claims, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Consulting Agreement, the Reserved Claims, or where otherwise prohibited by law. If Executive/Consultant does not abide by this paragraph, then(i) he will return all monies received under this Consulting Agreement and indemnify Releasees for all expenses incurred in defending the action, and (ii) Releasees will be relieved of their obligations hereunder.

9. RIGHT TO REVIEW. The Company delivered this Consulting Agreement, containing the release language set forth in Sections 7 and 8, to Executive/Consultant via email on May 8, 2014 (the “Notification Date”), and informed him that it desires that he have adequate time and opportunity to review and understand the consequences of entering into it. The Company advises Executive/Consultant as follows:

•	Executive/Consultant should consult with his attorney prior to executing the Consulting Agreement; and

•	Executive/Consultant has 21 days from the Notification Date within which to consider it.

Executive/Consultant must return an executed copy of the Consulting Agreement to the Company on or before the 22nd day following the Notification Date. Executive acknowledges and understands that he is not required to use the entire 21-day review period and may execute and return this Consulting Agreement at any time before the 22nd day following the Notification Date. If, however, Executive does not execute and return an executed copy of this Consulting Agreement on or before the 22nd day following the Notification Date, this Consulting Agreement shall become null and void. This executed Consulting Agreement shall be returned to: James Erlinger, Executive Vice President and General Counsel, Quintiles Transnational Corp., 4820 Emperor Blvd., Durham, NC 27703.

10. REVOCATION. Executive/Consultant may revoke the Consulting Agreement during the seven (7) day period immediately following his execution of it. This Consulting Agreement will not become effective or enforceable until the revocation period has expired. To revoke this Supplemental General Release Agreement, a written notice of revocation must be delivered to: James Erlinger, Executive Vice President and General Counsel, Quintiles Transnational Corp., 4820 Emperor Blvd., Durham, NC 27703.

11. AGENCY CHARGES/INVESTIGATIONS. Nothing in this Consulting Agreement shall prohibit Executive/Consultant from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of his employment; provided, however, that by signing this Consulting Agreement, Executive/Consultant waives his right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings.

12. NONDISPARAGEMENT. Both parties warrant that going forward neither will make disparaging, defaming or derogatory remarks about the other or their respective services, business practices, directors, officers, managers, or executives, as applicable, to anyone.

13. REFERENCES. Executive/Consultant agrees that he will direct all written inquiries from prospective employers to the Human Resources department. Executive/Consultant acknowledges and agrees that, consistent with its usual practices, the Company will provide only information about Executive/Consultant’s positions, dates of employment and salary.

14. DISCLAIMER OF LIABILITY. Nothing in this Consulting Agreement is to be construed as either an admission of liability or admission of wrongdoing on the part of either party, each of which denies any liabilities or wrongdoing on its part.

15. GOVERNING LAW. This Consulting Agreement shall be governed by the laws of North Carolina, without regard to its conflict of laws provisions and the applicable provisions of federal law, including, but not limited to, the ADEA and OWBPA.

16. ENTIRE AGREEMENT. Except as expressly provided herein, this Consulting Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Consulting Agreement; and (iii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Consulting Agreement; and (ii) no agreement, statement or promise not contained in this Consulting Agreement shall be valid. No change or modification of this Consulting Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

17. SEVERABILITY; SEPARATE AND INDEPENDENT COVENANTS. If any portion, provision, or part of this Consulting Agreement is held, determined, or adjudicated by any court of competent jurisdiction to be invalid, unenforceable, void, or voidable for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Consulting Agreement, and such determination or adjudication shall not affect the validity or enforceability of such remaining portions, provisions, or parts. The Company acknowledges and agrees that each of Executive’s covenants in this Agreement or the Employment Agreement shall be construed for all purposes to be separate and independent from any other covenant, whether in this Consulting Agreement or otherwise, and the existence of any claim by the Company or any of its affiliates against Executive under this Consulting Agreement, the Employment Agreement or otherwise, will not excuse the Company’s breach of any covenant contained in this Consulting Agreement.

18. SECTION 409A OF THE INTERNAL REVENUE CODE.

(a) Parties’ Intent. The parties intend that no payments or benefits hereunder shall constitute non-qualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Consulting Agreement shall be construed in a manner consistent with such intention. If any provision of this Consulting Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive/Consultant to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to be exempt from, or comply with, Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive/Consultant and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any material additional economic cost or loss of material benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Executive/Consultant participates to bring it under an exemption from, or in compliance with, Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b) Separation from Service. A termination of employment or separation from service shall not be deemed to have occurred for purposes of any provision of this Consulting Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A upon or following a termination of employment or separation from service unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Consulting Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c) Separate Payments. Each installment payment required under this Consulting Agreement shall be considered a separate payment for purposes of Section 409A.

(d) Delayed Distribution to Specified Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Executive/Consultant is a Specified Employee of the Company on the date he experiences a separation from service with the Company and that a delay in benefits provided under this Consulting Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any post separation payments and any continuation of benefits or reimbursement of benefit costs provided by this Consulting Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of Executive/consultant’s separation from service (the “409A Delay Period”). In such event, any post separation payments and the cost of any continuation of benefits provided under this Consulting Agreement that would otherwise be due and payable to Executive/Consultant during the 409A Delay Period shall be paid to Executive/Consultant in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Consulting Agreement, “Specified” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If Executive/Consultant is identified as a Specified Employee on an Identification Date, then Executive/Consultant shall be considered a Specified Employee for purposes of this Consulting Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

19. COUNTERPARTS. This Consulting Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Consulting Agreement by signing any such counterpart.

20. WAIVER OF BREACH. A waiver of any breach of this Consulting Agreement shall not constitute a waiver of any other provision of this Consulting Agreement or any subsequent breach of this Consulting Agreement.

(Signature Page Follows)

(Signature page to Consulting Agreement)

IN WITNESS WHEREOF, the parties have entered into this Consulting Agreement as of the day and year written below.

QUINTILES TRANSNATIONAL CORP.

By:	/s/ Garrett Walker

Name:	Garrett Walker

Title:	Chief HR Officer

Date:	May 12, 2014

MICHAEL I. MORTIMER

By:	/s/ Michael I. Mortimer

Date:	May 12, 2014

EXHIBIT A TO CONSULTING AND RELEASE AGREEMENT

SUPPLEMENTAL GENERAL RELEASE AGREEMENT

This Supplemental General Release Agreement (the “Supplemental General Release Agreement”) is made and entered into between Quintiles Transnational Corp. (the “Company”) and Michael Mortimer (the “Executive” or “Consultant” or “Executive/Consultant”). Throughout the remainder of the Supplemental General Release Agreement, the Company and Executive or Consultant may be collectively referred to as “the parties.”

The parties executed a Consulting and Release Agreement (the “Consulting Agreement”) on May 12, 2014, under which Executive resigned from his employment as the Executive Vice President, Human Resources and Corporate Administration of the Company, and provided consulting services thereafter until the Consulting Term expired, pursuant to Section 3(a) of the Consulting Agreement, and pursuant to which Executive shall be deemed for all purposes to have retired from the Company as of December 31, 2014. Capitalized terms not defined in this Supplemental General Release Agreement shall have the definitions given to them in the Consulting Agreement.

As a condition of the Company’s agreement to the terms of the Consulting Agreement, Executive/Consultant agreed to, among other things, execute this Supplemental General Release Agreement on or within five (5) days after the expiration of the Consulting Term.

Executive/Consultant represents that he has carefully read this entire Supplemental General Release Agreement, understands its consequences, and voluntarily enters into it.

In consideration of the above and the mutual promises set forth in the Consulting Agreement, Executive/Consultant and the Company agree as follows:

1. SUPPLEMENTAL RELEASE. In consideration of the benefits conferred by the Consulting Agreement, and pursuant to his obligation under Section 6(b) of the Consulting Agreement, EXECUTIVE/CONSULTANT (ON BEHALF OF HIMSELF, HIS FAMILY MEMBERS, HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND/OR THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND THEIR PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EXECUTIVES, OWNERS, INVESTORS, SHAREHOLDERS, ADMINISTRATORS, BUSINESS UNITS, EXECUTIVE/CONSULTANTBENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE IN EACH CASE RELATING TO HIS EMPLOYMENT WITH THE COMPANY, OR HIS RETENTION AS A CONSULTANT, OR HIS SEPARATION THEREFROM arising before the execution of the Supplemental General Release Agreement, including but not limited to claims for: (i) discrimination, harassment or retaliation arising under any federal, state or local laws, or the equivalent applicable laws of a foreign country, prohibiting age (including but not limited to claims under the Age

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Discrimination in Employment Act of 1967 (ADEA), as amended, and the Older Worker Benefit Protection Act of 1990 (OWBPA)), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, the Family and Medical Leave Act, as amended (FMLA), harassment or retaliation for protected activity; (ii) for compensation, commission payments, bonus payments and/or benefits including but not limited to claims under the Fair Labor Standards Act of 1938 (FLSA), as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Family and Medical Leave Act, as amended (FMLA), and similar federal, state, and local laws, or the applicable laws of any foreign country; (iii) under federal, state or local law, or the applicable laws of any foreign country, of any nature whatsoever, including but not limited to constitutional, statutory; and common law; and (iv) attorneys’ fees. Provided, however, that this release does not apply to claims by Executive/Consultant (aa) for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (bb) for vested pension or retirement benefits including under the Company’s 401(k) plan; (cc) to continuation coverage under COBRA, or equivalent applicable law; (dd) to rights he may have to indemnification by the Company pursuant to the Company’s bylaws, articles of incorporation, insurance policies, the Consulting Agreement, Section 11 of the Employment Agreement (which Section, for the avoidance of doubt, remains in full force and effect) or under applicable law; (ee) to rights arising out of his ownership of stock or options in the Company or its affiliates; (ff) to rights that cannot lawfully be released by a private settlement agreement; (gg) to claims or rights that arise or accrue after Executive’s execution of this Supplemental General Release Agreement; or (hh) to enforce, or for a breach of, the Consulting Agreement (the “Reserved Claims”). For the purpose of implementing a full and complete release and discharge, Executive/Consultant expressly acknowledges that this Supplemental General Release Agreement is intended to include in its effect, without limitation, all claims which he does not know or suspect to exist in his favor at the time of execution hereof, and that this Supplemental General Release Agreement contemplated the extinguishment of any such claim or claims.

2. COVENANT NOT TO SUE. In consideration of the benefits conferred by the Consulting Agreement, Executive/Consultant will not sue Releasees any matters relating to his employment arising before the execution of the Consulting Agreement (other than with respect to the Reserved Claims) or before execution of this Supplemental General Release Agreement on any of the released claims, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Supplemental General Release Agreement, the Reserved Claims, or where otherwise prohibited by If Executive/Consultant does not abide by this paragraph, then (i) he will return all monies received under this Consulting Agreement and indemnify Releasees for all expenses incurred in defending the action, and (ii) Releasees will be relieved of their obligations hereunder.

3. RIGHT TO REVIEW. The Company delivered to Executive/Consultant via email this Supplemental General Release Agreement, containing the release language set forth in Sections 1 and 2, or around May 8, 2014 (the “Notification Date”) and informs him hereby that it desires that he have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Company advises Executive/Consultant as follows:

•	Executive/Consultant should consult with his attorney prior to executing the Supplemental General Release Agreement; and

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•	Executive/Consultant has more than 21 days from the Notification Date within which to consider whether to execute the Supplemental General Release Agreement.

Executive/Consultant must return an executed copy of the Supplemental General Release Agreement to the Company within 5 days following the expiration of the Consulting Term under Section 3(a) of the Consulting Agreement, but not before such expiration. The executed Supplemental General Release Agreement should be returned to: James Erlinger, Executive Vice President and General Counsel, Quintiles Transnational Corp., 4820 Emperor Blvd., Durham, NC 27703.

4. REVOCATION. Executive/Consultant may revoke the Supplemental General Release Agreement during the seven (7) day period immediately following his execution of it. This Consulting Agreement will not become effective or enforceable until the revocation period has expired. To revoke this Supplemental General Release Agreement, a written notice of revocation must be delivered to: James Erlinger, Executive Vice President and General Counsel, Quintiles Transnational Corp., 4820 Emperor Blvd., Durham, NC 27703.

5. AGENCY CHARGES/INVESTIGATIONS. Nothing in this Supplemental General Release Agreement or in the Consulting Agreement shall prohibit Executive/Consultant from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of his employment; provided, however, that by signing this Supplemental General Release Agreement and the Consulting Agreement, Executive/Consultant waives his right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings.

6. DISCLAIMER OF LIABILITY. Nothing in this Supplemental General Release Agreement or in the Consulting Agreement is to be construed as either an admission of liability or admission of wrongdoing on the part of either party, each of which denies any liabilities or wrongdoing on its part.

7. GOVERNING LAW. This Supplemental General Release Agreement shall be governed by the laws of North Carolina, without regard to its conflict of laws provisions and the applicable provisions of federal law, including, but not limited to, the ADEA and OWBPA.

8. ENTIRE AGREEMENT. Except for the Consulting Agreement and as expressly provided herein and therein, this Supplemental General Release Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of the Consulting Agreement; and (iii) constitutes the sole agreement between the parties with respect to this subject matter. Each

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party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Supplemental General Release Agreement or in the Consulting Agreement; and (ii) no agreement, statement or promise not contained in this Consulting Agreement shall be valid. No change or modification of this Supplemental General Release Agreement or in the Consulting Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

9. SEVERABILITY; SEPARATE AND INDEPENDENT COVENANTS. If any portion, provision, or part of this Supplemental General Release Agreement is held, determined, or adjudicated by any court of competent jurisdiction to be invalid, unenforceable, void, or voidable for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Supplemental General Release Agreement, and such determination or adjudication shall not affect the validity or enforceability of such remaining portions, provisions, or parts. The Company acknowledges and agrees that each of Executive’s covenants in this Agreement or the Employment Agreement shall be construed for all purposes to be separate and independent from any other covenant, whether in this Consulting Agreement or otherwise, and the existence of any claim by the Company or any of its affiliates against Executive under this Consulting Agreement, the Employment Agreement or otherwise, will not excuse the Company’s breach of any covenant contained in this Consulting Agreement.

10. COUNTERPARTS. This Supplemental General Release Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Supplemental General Release Agreement by signing any such counterpart.

11. WAIVER OF BREACH. A waiver of any breach of this Supplemental General Release Agreement or of the Consulting Agreement shall not constitute a waiver of any other provision of this Supplemental General Release Agreement or of the Consulting Agreement or any subsequent breach of this Supplemental General Release Agreement or of the Consulting Agreement.

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IN WITNESS WHEREOF, the parties have entered into this Supplemental General Release Agreement as of the day and year written below.

QUINTILES TRANSNATIONAL CORP.

By:

Name:

Title:

Date:

MICHAEL I. MORTIMER

By:

Date:

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